AGREEMENT

This Agreement made and entered into as of the 12th day of November, 2014, between Amplerissimo Ltd organized under the laws of Cyprus, a wholly owned subsidiary of Cosmos Holdings Inc., a Nevada corporation, and Wilot Limited, organized under the laws of Cyprus.

This Agreement is an addition to the Share Exchange Agreement (the "Agreement") made and entered into as of the 19th day of August, 2014, between Amplerissimo Ltd organized under the laws of Cyprus, a wholly owned subsidiary of Cosmos Holdings Inc., a Nevada corporation ("Buyer") and Unilog Logistics S.A., organized under the laws of Greece ("UNILOG") and B2IN S.A. organized under the laws of Greece (B2IN) (collectively "Companies") and Wilot Limited, organized under the laws of Cyprus ("Seller"), with Buyer, Companies and Seller collectively referred to as "Parties.".

Additionally to the Share Exchange Agreement dated 19th day of August, 2014, Amplerissimo Ltd. and Wilot Ltd agree that: If the sale of B2IN and Unilog from Wilot Ltd. to Amplerissimo Ltd. (the "Sale Transaction") is not finally completed for any reason whatsoever, the deposit paid by Amplerissimo Ltd. to Wilot, in the amount of €5,540,000 (the "Deposit"), will be returned promptly to Amplerissimo Ltd. If the Sale Transaction is not completed by June 30, 2015, Amplerissimo Ltd. may terminate the agreement and obtain the deposit. In any such case and for any such case the Deposit will be maintained Wilot in a banking institution in Cyprus, Greece or U.

Amplerissimo Ltd

By: ______________________
Dimitrios Goulielmos, CEO

Wilot Limited

By: ______________________
Theodoros Louca
For and on behalf of
NORABRAS DIRECTORS Ltd.
Director of Wilot Limited

NORABRAS DIRECTORS LTD

WILOT LIMITED